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                                                                   Exhibit 10.43

                                Amendment to the
                               Dime Bancorp, Inc.

                             Officer Incentive Plan

                         Effective as of January 1, 1998

            The Dime Bancorp, Inc. Officer Incentive Plan (the "Plan") is hereby amended in the following particulars:

            1. The third textual sentence of Section 1 of the Plan is amended to read as follows:

            "The Plan is made up of three parts, the Dime Bancorp, Inc. Senior Officer Incentive Plan, the Dime Bancorp, Inc. Senior Management Incentive Plan, and the Dime Bancorp, Inc. Middle Management Incentive Plan (the "Underlying Plans")."

            2. The first textual sentence of Section 2 of the Plan is hereby amended to read as follows:

            "The Plan (and each of its parts) shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") or such other committee of the Board of Directors of the Company (or any subcommittee of any such committee) as may be provided under the terms of the Underlying Plans."

            3. The third textual sentence of Section 2 of the Plan is hereby amended to read as follows:

            "Except as may otherwise be provided under the terms of the Underlying Plans, the Committee shall have the authority, in its discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan and each of the Underlying Plans."

            4. The second textual sentence of Section 4 of the Plan is hereby amended to read as follows:

            "However, except as provided under the terms of the Underlying Plans, no such action, amendment, suspension or termination of the Plan shall, without any Plan participant's consent, alter or impair any rights or obligations with respect to any awards granted to a participant under the Plan."